Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr. Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

GREENVILLE, S.C. (July 26, 2024) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first quarter of fiscal 2025.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2025 FIRST QUARTER RESULTS

First fiscal quarter highlights

During its first fiscal quarter, World Acceptance Corporation continued to focus on credit quality and a conservative approach to its lending operations. Management believes that continuing to carefully invest in our best customers and closely monitoring performance has strengthened the Company's financial position and positioned us well for the remainder of the fiscal year.

Highlights from the first quarter include:

•	Net income of $9.9 million
•	Diluted net income per share of $1.79
•	Recency delinquency on accounts 90+ days past due improved to 3.4% at June 30, 2024, from 3.5% at June 30, 2023
•	Total revenues of $129.5 million, including a 28 basis point yield increase compared to the same quarter in the prior year

Portfolio results

Gross loans outstanding were $1.275 billion as of June 30, 2024, an 8.8% decrease from the $1.398 billion of gross loans outstanding as of June 30, 2023. During the most recent quarter, gross loans outstanding decreased sequentially 0.2% from $1.277 billion as of March 31, 2024, compared to an increase of 0.6%, or $8.0 million, in the comparable quarter of the prior year.

During the most recent quarter, we did not see a significant change in borrowing from new and former customers compared to the same quarter of fiscal year 2024. Our customer base decreased by 2.6% during the twelve-month period ended June 30, 2024, compared to a decrease of 14.8% for the comparable period ended June 30, 2023. During the quarter ended June 30, 2024, the number of unique borrowers in the portfolio increased by 0.5% compared to an increase of 1.5% during the quarter ended June 30, 2023. We continued to improve the gross yield to expected loss ratio for all new, former and refinance customer originations and will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q1 FY 2025	Q1 FY 2024	Q1 FY 2023
New Customers	$31,834,005	$34,647,578	$68,465,774
Former Customers	$90,318,862	$97,806,668	$117,241,356
Refinance Customers	$559,874,646	$588,767,136	$746,740,124

As of June 30, 2024, the Company had 1,047 open branches. For branches open at least twelve months, same store gross loans decreased 8.3% in the twelve-month period ended June 30, 2024, compared to a decrease of 10.0% for the twelve-month period ended June 30, 2023. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2024, decreased 2.1% compared to a decrease of 10.3% for the twelve-month period ended June 30, 2023.

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WRLD Reports Fiscal 2025 First Quarter Results

Three-month financial results

Net income for the first quarter of fiscal 2025 increased to $9.9 million compared to $9.5 million for the same quarter of the prior year. Net income per diluted share increased to $1.79 per share in the first quarter of fiscal 2025 compared to $1.62 per share for the same quarter of the prior year.

Total revenues for the first quarter of fiscal 2025 decreased to $129.5 million, a 7.0% decrease from $139.3 million for the same quarter of the prior year. Interest and fee income declined 4.7%, from $116.6 million in the first quarter of fiscal 2024 to $111.2 million in the first quarter of fiscal 2025. Insurance income decreased by 19.4% to $12.9 million in the first quarter of fiscal 2025 compared to $16.0 million in the first quarter of fiscal 2024. The large loan portfolio decreased from 57.4% of the overall portfolio as of June 30, 2023, to 54.5% as of June 30, 2024. Interest and insurance yields for the quarter ended June 30, 2024 increased 137 and 28 basis points compared to the quarters ended March 31, 2024 and June 30, 2023, respectively. Other income decreased by 18.5% to $5.4 million in the first quarter of fiscal 2025 compared to $6.7 million in the first quarter of fiscal 2024.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses decreased $1.2 million to $45.4 million from $46.6 million when comparing the first quarter of fiscal 2025 to the first quarter of fiscal 2024. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q1 FY 2025	Q1 FY 2024	Difference	Reconciliation
Beginning Allowance - March 31	$103.0	$125.5	$(22.5)
Change due to Growth	$(0.2)	$0.7	$(0.9)	$(0.9)
Change due to Expected Loss Rate on Performing Loans	$6.8	$3.5	$3.3	$3.3
Change due to 90 day past due	$0.1	$(0.4)	$0.5	$0.5
Ending Allowance - June 30	$109.7	$129.3	$(19.6)	$2.9
Net Charge-offs	$38.7	$42.8	$(4.1)	$(4.1)
Provision	$45.4	$46.6	$(1.2)	$(1.2)

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from lower charge-offs during the quarter. This was partially offset by a seasonally driven increase of expected loss rates.

Net charge-offs for the quarter decreased $4.1 million, from $42.8 million in the first quarter of fiscal 2024 to $38.7 million in the first quarter of fiscal 2025. Net charge-offs as a percentage of average net loan receivables on an annualized basis decreased to 16.4% in the first quarter of fiscal 2025 from 16.9% in the first quarter of fiscal 2024.

Accounts 61 days or more past due remained flat at 5.6% on a recency basis at June 30, 2024 and June 30, 2023. Our allowance for credit losses as a percent of net loans receivable was 11.6% at June 30, 2024, compared to 12.7% at June 30, 2023. We experienced slight improvement in recency delinquency on accounts at least 90 days past due, improving from 3.5% at June 30, 2023, to 3.4% at June 30, 2024.

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WRLD Reports Fiscal 2025 First Quarter Results

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last two years we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2019	$429,461,205	$793,297,330	$1,222,758,535
06/30/2020	$355,437,073	$712,516,701	$1,067,953,774
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
06/30/2022	$522,860,576	$1,119,072,168	$1,641,932,744
06/30/2023	$342,360,417	$1,055,724,428	$1,398,084,845
06/30/2024	$255,485,267	$1,019,396,030	$1,274,881,297

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2019	$109,633,241	$50,451,343	$160,084,584
06/30/2020	$(74,024,132)	$(80,780,629)	$(154,804,761)
06/30/2021	$27,316,000	$127,928,141	$155,244,141
06/30/2022	$140,107,503	$278,627,326	$418,734,829
06/30/2023	$(180,500,159)	$(63,347,740)	$(243,847,899)
06/30/2024	$(86,875,150)	$(36,328,398)	$(123,203,548)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
06/30/2019	35.1%	64.9%
06/30/2020	33.3%	66.7%
06/30/2021	31.3%	68.7%
06/30/2022	31.8%	68.2%
06/30/2023	24.5%	75.5%
06/30/2024	20.0%	80.0%

General and administrative (“G&A”) expenses decreased $6.7 million, or 9.9%, to $61.4 million in the first quarter of fiscal 2025 compared to $68.1 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 48.9% during the first quarter of fiscal 2024 to 47.4% during the first quarter of fiscal 2025. G&A expenses per average open branch decreased by 8.6% when comparing the first quarter of fiscal 2025 to the first quarter of fiscal 2024.

Personnel expense decreased $4.8 million, or 11.5%, during the first quarter of fiscal 2025 as compared to the first quarter of fiscal 2024. Salary expense decreased approximately $0.3 million, or 0.9%, during the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023. Our headcount as of June 30, 2024, decreased 5.4% compared to June 30, 2023. Benefit expense decreased approximately $0.9 million, or 11.1%, when comparing the quarterly periods ended June 30, 2024 and 2023. Incentive expense decreased $3.5 million, or 54.8%, in the first quarter of fiscal 2025 compared to the first quarter of fiscal 2024. The decrease in incentive expense is mostly due to a decrease in share-based compensation.

Occupancy and equipment expense decreased $0.5 million, or 3.6%, when comparing the quarterly periods ended June 30, 2024 and 2023.

Advertising expense decreased $1.1 million, or 39.8%, in the first quarter of fiscal 2025 compared to the first quarter of fiscal 2024 due to decreased spending on customer acquisition programs.

Interest expense for the quarter ended June 30, 2024, decreased by $2.5 million, or 20.2%, from the corresponding quarter of the previous year. Interest expense decreased due to a 17.5% decrease in average debt outstanding for the quarter offset by a 1.4% increase in the effective interest rate from 8.5% to 8.6%. The average debt outstanding decreased from $593.2 million to $489.2 million when comparing the quarters ended June 30, 2024 and 2023. The Company’s debt to equity ratio decreased to 1.2:1 at June 30, 2024, compared to 1.5:1 at June 30, 2023. As of June 30, 2024, the Company had $492.7 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $22.0 million of its previously issued bonds for a purchase price of $21.0 million during the first quarter of fiscal 2025.

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WRLD Reports Fiscal 2025 First Quarter Results

Other key return ratios for the first quarter of fiscal 2025 included a 7.1% return on average assets and a return on average equity of 18.9% (both on a trailing twelve-month basis).

The Company repurchased 79,324 shares of its common stock on the open market at an aggregate purchase price of approximately $11.1 million during the first quarter of fiscal 2025. As of June 30, 2024, the Company had $20.0 million in aggregate remaining repurchase capacity under its current share repurchase program and approximately $23.6 million under the terms of our debt facilities. The Company repurchased 295,201 shares during fiscal 2024 at an aggregate purchase price of approximately $36.2 million. The Company had approximately 5.5 million common shares outstanding, excluding approximately 367,500 unvested restricted shares, as of June 30, 2024.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=JEZwWpCc. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2025 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2024	2023
Revenues:
Interest and fee income	$111,161	$116,619
Insurance and other income, net	18,366	22,705
Total revenues	129,527	139,324

Expenses:
Provision for credit losses	45,419	46,602
General and administrative expenses:
Personnel	36,976	41,792
Occupancy and equipment	12,164	12,620
Advertising	1,656	2,750
Amortization of intangible assets	1,006	1,069
Other	9,610	9,894
Total general and administrative expenses	61,412	68,125

Interest expense	9,769	12,242
Total expenses	116,600	126,969

Income before income taxes	12,927	12,355

Income tax expense	2,980	2,816

Net income	$9,947	$9,539

Net income per common share, diluted	$1.79	$1.62

Weighted average diluted shares outstanding	5,568	5,891

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WRLD Reports Fiscal 2025 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	June 30, 2024	March 31, 2024	June 30, 2023
ASSETS
Cash and cash equivalents	$11,119	$11,839	$15,989
Gross loans receivable	1,274,819	1,277,149	1,397,966
Less:
Unearned interest, insurance and fees	(330,334)	(326,746)	(379,967)
Allowance for credit losses	(109,643)	(102,963)	(129,343)
Loans receivable, net	834,842	847,440	888,656
Income taxes receivable	3,951	3,091	—
Operating lease right-of-use assets, net	80,866	79,501	79,462
Property and equipment, net	22,199	22,897	23,856
Deferred income taxes, net	32,425	30,943	43,272
Other assets, net	45,599	42,199	41,148
Goodwill	7,371	7,371	7,371
Intangible assets, net	10,064	11,070	14,220
Total assets	$1,048,436	$1,056,351	$1,113,974

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$241,728	$223,419	$299,776
Senior unsecured notes payable, net	251,014	272,610	285,620
Income taxes payable	—	—	3,812
Operating lease liability	83,136	81,921	81,989
Accounts payable and accrued expenses	49,947	53,974	45,889
Total liabilities	625,825	631,924	717,086

Shareholders' equity	422,611	424,427	396,888
Total liabilities and shareholders' equity	$1,048,436	$1,056,351	$1,113,974

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WRLD Reports Fiscal 2025 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2024	2023

Gross loans receivable	$1,274,819	$1,397,966
Average gross loans receivable (1)	1,270,677	1,388,662
Net loans receivable (2)	944,485	1,017,999
Average net loans receivable (3)	942,603	1,013,007

Expenses as a percentage of total revenue:
Provision for credit losses	35.1%	33.4%
General and administrative	47.4%	48.9%
Interest expense	7.5%	8.8%
Operating income as a % of total revenue (4)	17.5%	17.7%

Loan volume (5)	682,197	721,234

Net charge-offs as percent of average net loans receivable on an annualized basis	16.4%	16.9%

Return on average assets (trailing 12 months)	7.1%	3.3%

Return on average equity (trailing 12 months)	18.9%	10.7%

Branches opened or acquired (merged or closed), net	(1)	(18)

Branches open (at period end)	1,047	1,055

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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